                                                                  Exhibit (h)(1)
                            TRANSFER AGENCY AGREEMENT
                            -------------------------


         AGREEMENT made as of this 23rd day of August, 1999, between M.S.D. & T. FUNDS, INC. (the "Company"), a Maryland corporation having its principal place of business at Two Hopkins Plaza, Baltimore, Maryland 21201, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Company desires that BISYS perform certain services for each series of the Company (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth and intending to be legally bound hereby, the parties agree as follows:

         1.       Services.
                  ---------

                  BISYS shall perform for the Company the transfer agent services set forth in Schedule A hereto. BISYS agrees to perform such services in accordance with any service standards which may be agreed upon from time to time. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

                  BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         2.       Fees.
                  -----

                  The Company shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed. Notwithstanding anything to the contrary, amounts owed by the Company to BISYS shall only be paid out of the assets and property of the particular Fund involved.

     3. Reimbursement of Expenses.
        --------------------------

        In addition to paying BISYS the fees described in Section 2 hereof, the Company agrees to reimburse BISYS for BISYS' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

        (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

        (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

        (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

        (d) The cost of microfilm or microfiche of records or other materials;

        (e) All systems-related expenses associated with the provision of special reports pursuant to Schedule C attached hereto;

        (f)     Sales taxes paid on behalf of the Company; and

        (g) Any expenses BISYS shall incur at the written direction of an officer of the Company thereunto duly authorized.

     4. Effective Date.
        ---------------

        This Agreement shall become effective as of the date first written above (the "Effective Date").

     5. Term.
        -----

        This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, for a period of one year following the Effective Date (the "Initial Term"). Thereafter, this Agreement shall continue in effect until it is terminated as provided herein. During the Initial Term, this Agreement may be terminated without penalty (i) by mutual agreement of the parties; (ii) for "cause," as defined below, upon the provision of 60 days' advance written notice by the party alleging cause; or
(iii) as provided
for in Section 29 of this Agreement. After the Initial Term, this Agreement may be terminated without penalty (i) by the Company at any time by vote of a majority of the entire Board of Directors or a vote of a "majority of the outstanding voting securities" of the Company upon the provision of 60 days' advance written notice; (ii) by BISYS at any time upon the provision of 60 days' advance written notice; or (iii) by mutual agreement of the parties.

     For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;
(c) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein; or (e) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

     After such termination, for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents.

     If, during the Initial Term, for any reason other than mutual agreement of the parties, "cause," as defined above, or as provided for in Section 29 of this Agreement, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer Agent appointed by BISYS as provided in Section 1 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance due BISYS for the remainder of the Initial Term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average number of Company shareholder accounts for the twelve months prior to the date BISYS is replaced or a third party is added.

        In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day on which BISYS is replaced or a third party is added.

        The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

     6. Uncontrollable Events.
        ----------------------

        BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     7. Legal Advice.
        -------------

        BISYS shall notify the Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company or Funds unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard with respect to BISYS' responsibilities and duties hereunder and BISYS shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

     8. Instructions.
        -------------

        Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Directors (hereafter referred to as the "Directors") or by the shareholder or shareholder's agent, as the case may be.

        As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company.

     9. Standard of Care; Reliance on Records and Instructions; Indemnification.
        ------------------------------------------------------------------------

        BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS, its employees, agents, directors, officers or nominees, in cases of their own bad faith, willful misfeasance, negligence or from reckless disregard by them of their obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

        BISYS agrees to indemnify and hold harmless the Company, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which the Company may sustain or incur or which may be asserted against the Company by any person as a result of any action taken or omitted to be taken by BISYS which constitutes bad faith, negligence, reckless disregard or willful misfeasance or arising out of a failure of BISYS to comply with this Agreement or a breach by BISYS of any representation or warranty contained in this Agreement or the attached Schedules; provided, that this indemnification shall not apply to actions or omissions of the Company, its employees, agents, directors, officers and nominees in cases of their own bad faith, willful misfeasance, negligence or from reckless disregard by them of their obligations and duties; and further provided, that prior to confessing any claim against it which may be the subject of this indemnification, the Company shall give BISYS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Company.

     10. Record Retention and Confidentiality.
         -------------------------------------

         BISYS shall keep and maintain on behalf of the Company all books and records which the Company or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company, the shareholder, or shareholder's agent, or the dealer of record as to such account. The obligation of confidentiality shall survive the termination of this Agreement.

         11.      Reports.
                  --------

                  BISYS will furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

         12.      Rights of Ownership.
                  --------------------

                  All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

         13.      Return of Records.
                  ------------------

                  BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

         14.      Bank Accounts.
                  --------------

                  The Company and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Company, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Company and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         15.      Representations of the Company.
                  -------------------------------

                  The Company certifies to BISYS that as of the close of business on the Effective Date, the Company is authorized to issue 10,000,000,000 shares of common stock par value of one mill ($.001) per share, which is classified as follows:

Common Stock Designation                    Authorized Shares          Fund Name
------------------------                    -----------------          ---------
Class A Common Stock                        700,000,000                Prime Money Market

Class B Common Stock                        700,000,000                Government Money Market

Class C Common Stock                        600,000,000                Tax-Exempt Money Market

Class D Common Stock                        600,000,000                Not currently in use

Class E Common Stock                        500,000,000                Growth & Income

Class E-Special Series 1 Common Stock       500,000,000                Not currently in use

Class F Common Stock                        500,000,000                Limited Maturity Bond

Class F-Special Series 1 Common Stock       500,000,000                Not currently in use

Class G Common Stock                        400,000,000                Maryland Tax-Exempt Bond

Class H Common Stock                        400,000,000                International Equity

Class I Common Stock                        400,000,000                Not currently in use

Class J Common Stock                        400,000,000                Diversified Real Estate

Class K Common Stock                        400,000,000                National Tax-Exempt Bond

Class L Common Stock                        400,000,000                Total Return Bond

Common Stock Designation                    Authorized Shares          Fund Name
------------------------                    -----------------          ---------
Class M Common Stock                        400,000,000                Equity Growth Fund

Class N Common Stock                        400,000,000                Equity Income Fund

Class O Common Stock                        400,000,000                Intermediate Tax-Exempt Bond

         The Company has further authorized but has not yet classified an additional 1,800,000,000 shares of common stock.

         The Company further certifies to BISYS that (a) by virtue of its Articles of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury, and (b) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     16. Representations of BISYS.
         -------------------------

         BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

     17. Insurance.
         ----------

         BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

     18. Information to be Furnished by the Company and Funds.
         -----------------------------------------------------

         The Company has furnished to BISYS the following:

     (a) Copies of the Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the state in which such Articles have been filed.

     (b) Copies of the following documents:

         1. The Company's Bylaws and any amendments thereto;

         2. Certified copies of resolutions of the Directors covering the following matters:

            A. Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and

            B. Authorization of BISYS to act as Transfer Agent for the Company on behalf of the Funds.

     (c) A list of all officers of the Company, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

     (d) Two copies of the following (if such documents are employed by the Company):

         1. Prospectuses and Statement of Additional Information;

         2. Distribution Agreement; and

         3. All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

     (e) A certificate as to shares of common stock of the Company authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

     19. Information Furnished by BISYS.
         -------------------------------

                  BISYS has furnished to the Company the following:

                  (a)      BISYS' Articles of Incorporation.

                (b) BISYS' Bylaws and any amendments thereto.

                (c) Certified copies of actions of BISYS covering the following matters:

                    1. Approval of this Agreement, and authorization of a
                       specified officer of BISYS to execute and deliver this Agreement; and

                    2. Authorization of BISYS to act as Transfer Agent for the
                       Company.

                (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

            20. Amendments to Documents.
                ------------------------

                The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS' approval of such amendments or changes, provided, that such approval shall not be unreasonably withheld.

            21. Reliance on Amendments.
                -----------------------

                BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 18 and 20 of this Agreement and the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Company first obtains BISYS' written consent to and approval of such amendments or changes, provided, that such consent and approval shall not be unreasonably withheld.

            22. Compliance with Law.
                --------------------

                Except for the obligations of BISYS set forth in Section 10 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

     23. Cooperation with Auditors.
         --------------------------

         BISYS shall cooperate with the Company's independent accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required from time to time by the Company.

     24. Equipment Failures.
         -------------------

         In the event of equipment failures beyond BISYS' control, BISYS shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. BISYS shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. During the term of this Agreement, at no additional cost to the Company, BISYS shall also provide a facility capable of safeguarding the transfer agency records of the Company in case of damage to the primary facility providing those services (the "Back-Up-Facility"). Transfer of the transfer agency records of the Company to the Back-Up-Facility shall be at BISYS' expense, shall commence immediately after damage to the primary facility results in the inability to provide transfer agency services and shall be completed within 72 hours of commencement. After the primary facility has recovered, BISYS shall again utilize it to provide the transfer agency services to the Company at no additional cost to the Company. BISYS shall use reasonable efforts to provide the services described in this Agreement from the Back-Up-Facility.

     25. Notices.
         --------

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, with a copy to Linda A. Durkin, Mercantile-Safe Deposit & Trust Company, M.S.D. & T. Funds Administration, 20 South Charles Street, 5th Floor, Baltimore, Maryland 21201 for notice to the Company, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     26. Headings.
         ---------

         Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     27. Assignment.
         -----------

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     28. Governing Law.
         --------------

         This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

     29. Year 2000.
         ----------

         BISYS agrees to perform comprehensive date testing on the systems it utilizes to provide the services hereunder to simulate the actual turning of the century and leap year. These tests shall be intended to identify any operational issues regarding the accurate processing of date/time data from, into and between the Twentieth and Twenty-First Century, including leap year calculations. BISYS agrees to use all commercially reasonable efforts to implement all necessary updates and changes for such systems, if any, to accommodate the turn of the century and leap year if not making such updates or changes would have a material or significant adverse affect on the services to be performed by BISYS hereunder, and shall have substantially tested such upgrades and changes by September 1, 1999. BISYS agrees to provide the Company quarterly updates on the status of its Year 2000 readiness project and to make its personnel reasonably available to address any questions or concerns.

         In the event that at any time prior to September 1, 1999, the Company reasonably determines that any of the systems BISYS utilizes to perform the services hereunder will not be Year 2000 ready by September 1, 1999, and that such lack of readiness will have a material or significant adverse affect on the services to be performed by BISYS hereunder, the Company shall have the right to terminate this Agreement upon providing written notice to BISYS describing, in reasonable detail, the basis for its termination; provided, however that BISYS shall have sixty (60) days following receipt of any such notice to cure any deficiencies to the Company's reasonable satisfaction. Promptly upon becoming aware of such, BISYS agrees to use all commercially reasonable efforts to cure any defect or deficiency that relates to the processing of date/time data from, into and between the Twentieth and Twenty-First centuries, including leap year calculations in any system BISYS utilizes to provide services hereunder if not curing such defect or deficiency would have a material or significant adverse affect on the services to be performed by BISYS hereunder.

     30. Miscellaneous.
         --------------

         This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                        M.S.D. & T. FUNDS, INC.


                                        By:  /s/ Leslie B. Disharoon
                                             -----------------------


                                        Title: President
                                               ---------


                                        BISYS FUND SERVICES OHIO, INC.


                                        By:  /s/ William J. Tomko
                                             --------------------


                                        Title: President
                                               ---------

                                   SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                             M.S.D. & T. FUNDS, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                            TRANSFER AGENCY SERVICES
                            ------------------------


1.        Shareholder Transactions
          ------------------------

          a.   Process shareholder purchase and redemption orders.

          b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

          c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

          d.   Issue periodic statements for shareholders.

          e.   Process transfers and exchanges.

          f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

          g. Record issues of all shares and notify the Company in case any proposed issue of shares by the Company shall result in an over-issuance of shares. In case any issue of shares would result in such an over-issuance, BISYS shall refuse to issue said shares and shall not countersign and issue certificates (if any) for such shares.

2.        Shareholder Information Services
          --------------------------------

          a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

          b. Produce detailed history of transactions through duplicate or special order statements upon request.

          c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.       Compliance Reporting
         --------------------

          a. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

          b.   Issue tax withholding reports to the Internal Revenue Service.

4.        Dealer/Load Processing (if applicable)
          --------------------------------------

          a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

          b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

          c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

          d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.        Shareholder Account Maintenance
          -------------------------------

          a.   Maintain all shareholder records for each account in the Company.

          b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

          c.   Record shareholder account information changes.

          d.   Maintain account documentation files for each shareholder.

                                  SCHEDULE B

                       TO THE TRANSFER AGENCY AGREEMENT
                                    BETWEEN
                            M.S.D. & T. FUNDS, INC.
                                      AND
                        BISYS FUND SERVICES OHIO, INC.


                              TRANSFER AGENT FEES
                              -------------------



Annual Fee:                $ 15,000 per Fund
----------

Additional Services:
-------------------

Additional services such as IRA processing, development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts and coordination of the printing and distribution of prospectuses, annual reports and semi-annual reports are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

Out-of-pocket Expenses:
----------------------

BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in Section 3 of the Transfer Agency Agreement to which this Schedule B is attached.

                                   SCHEDULE C

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                             M.S.D. & T. FUNDS, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                     REPORTS
                                     -------

1.       Daily Shareholder Activity Journal

2.       Daily Fund Activity Summary Report

         a.       Beginning Balance

         b.       Dealer Transactions

         c.       Shareholder Transactions

         d.       Reinvested Dividends

         e.       Exchanges

         f.       Adjustments

         g.       Ending Balance

3.       Daily Wire and Check Registers

4.       Monthly Statistical Reports

5.       Monthly Dealer Processing Reports

6.       Monthly Dividend Reports

7.       Monthly Reports on Average Daily Balance by Dealer

8.       Sales Data Reports for Blue Sky Registration

9.       Statistical Summary

10.      As-of Reports

11. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.

12. Such special reports and additional information that the parties may agree upon, from time to time.

                                      C-2